Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA'S LOYALTYONE BUSINESS ANNOUNCES BRAZILIAN
COALITION LOYALTY PROGRAM EXPANSION INTO TENTH MARKET

Two New Regional Supermarkets and Consumer Electronics Retailer
join dotz Program in Goiânia

DALLAS, May 29, 2014 -- Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that CBSM - Companhia Brasileira De Servicos De Marketing ("Dotz"), operator of Brazil's dotz loyalty program, in which LoyaltyOne holds a sizeable equity stake, has expanded into the metropolitan area of Goiânia, home to 2.3 million Brazilians. The largest city in the state of Goias, Goiânia is Brazil’s twelfth most populous city.

Dotz’s expansion into its tenth consumer-concentrated market represents a total estimated population of more than 26 million Brazilians. Other dotz markets include Belo Horizonte, Brasilia, Sao Paulo State Interior (Campinas), Fortaleza, Recife, Santa Catarina and Curitiba, Joao Pessao and Sorocaba in Sao Paulo Interior, and now Goiânia.

In addition to this new market, dotz also announced that regional supermarkets Pró-Brazilian and Hiper Moreira and specialty retailer and consumer electronics partner Novo Mundo have joined dotz’s expanding roster of regional and national coalition sponsors that include Banco do Brasil, one of Brazil's largest national banks; Ale, one of the nation's largest gasoline station chains; Bob's, a national fast food restaurant chain; and Pague Menos, a leading national Brazilian drug store chain.

“With more than 13 million members now collecting dotz throughout Brazil, CBSM and LoyaltyOne continue to work closely to expand the program’s membership and sponsor core, including identifying new regional and national market growth opportunities, specifically new sponsor issuance and redemption categories in high consumer-traffic regions,” said Bryan Pearson, president of LoyaltyOne.

“The launch of Goiânia marks our tenth market, and another significant urban metropolitan area to operate the dotz program within,” said Roberto Chade, president of Dotz. “Each new market launched reinforces the value proposition of the program and further validates our expansion strategy. We anticipate continued growth in 2014, as we look to penetrate additional consumer-density markets by year’s end.”

The dotz coalition loyalty program is similar to the Canadian AIR MILES® Reward Program – consumers can join online or at multiple participating sponsor locations to collect points on their dotz collector cards. Consumers accumulate dotz points through everyday shopping, which can be redeemed for various rewards.

Brazil has the fifth-largest population in the world with more than 198 million citizens (versus approximately 35 million in Canada) and has the characteristics required to host a successful coalition loyalty program.

About LoyaltyOne:

LoyaltyOne is a global leader in the design and implementation of coalition loyalty programs, customer analytics and loyalty services for Fortune 1000 clients around the world. LoyaltyOne’s unparalleled track record delivering sustained business performance improvement for clients stems from its unique combination of hands-on practitioner experience and continuous thought leadership. LoyaltyOne has over 20 years history leveraging data-driven insights to develop and operate some of the world's most effective loyalty programs and customer-centric solutions. These include the AIR MILES Reward Program, North America's premier coalition loyalty program; a majority stake in European-based BrandLoyalty, one of the largest and most successful campaign-driven loyalty marketers outside of the Americas; and a working partnership with Latin America's leading coalition program, dotz. LoyaltyOne is also the owner of COLLOQUY, a group dedicated to research, publishing and education for the global loyalty industry.

About Alliance Data

Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide. Alliance Data was named to FORTUNE magazine’s 2014 list of World’s Most Admired Companies.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.